Exhibit 99.1

CHAMPION ANNOUNCES RESULTS FOR 2008 AND FOURTH QUARTER

     Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced net income of $6,022,000 for the year ended October 31, 2008 compared with net income of $6,080,000 for the year ended October 31, 2007. The Company reported net income of $2,282,000 for the quarter ended October 31, 2008 compared with net income of $2,391,000 for the quarter ended October 31, 2007.

           Champion’s balance sheet continued to reflect a strong position with working capital of approximately $22.3 million, book value per outstanding share of $5.19 and shareholders’ equity of $51.9 million.

            Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “We have continued to post strong financial results with 2008 essentially flat with 2007 on an EPS basis.  We are focusing on the challenges of 2009 and are committed to maintaining our long-term focus of building franchise value.”

     The above mentioned net income figures resulted in basic and diluted earnings per share of $0.23 for the quarter ended October 31, 2008 compared with $0.24 for the comparable quarter of 2007. The Company recorded net income per share on a basic and diluted basis of $0.60 for the year ended October 31, 2008 compared with net income per share on a basic and diluted basis of $0.61 and $0.60 per share for the prior year ended October 31, 2007.  The Company’s results in 2008 compared with 2007 are reflective of improved operating income associated with the office products and office furniture segment and additional income from The Herald-Dispatch due to an entire year of newspaper results in 2008, offset by lower operating income from the printing segment. The improved operating results were offset by higher interest costs which were reflective of the newspaper acquisition debt being outstanding for a full year in 2008 compared with six weeks in the prior year. The Company’s net income was favorably impacted by a lower overall effective tax rate due primarily to the tax benefits associated with the acquisition of The Herald-Dispatch and  multi-state apportionment factors.

     The Company experienced an increase in sales for the year of $17.0 million, or 11.7%, from $145.6 million in 2007 to $162.7 million in 2008. The printing segment of the business reflected a sales increase of $0.6 million, or 0.5%, with the office products and office furniture segment showing an overall sales increase of $91,000, or 0.2%. The primary driver of the sales increases for the year was the incremental printing revenues from The Herald-Dispatch acquisition, as well as a full year of operations for The Herald-Dispatch compared with approximately six weeks in the prior year. Toney K. Adkins, President and Chief Operating Officer, noted, “Our operating margins improved from 2007 to 2008 as a result of improved margins in the office products and office furniture segment and higher margins in the newspaper segment when compared with the Company’s historical operating margins in its printing and office products and office furniture segment. This represented an overall increase in both operating margins as a percent of sales and in whole dollars. We are reviewing our plans for 2009 and working to prepare for any contingencies which may arise related to the current recessionary conditions.”

           Mr. Reynolds concluded, “The last three years have been the three best financial performances in the Company’s history.  We continue striving to bring additional discipline to our organization through all of our daily business decisions. We have integrated The Herald-Dispatch commercial printing operations into our Chapman Printing Huntington plant, which should lead to additional capacity for growth as well as cost reductions. We are cognizant of the challenges facing our country in 2009 and are diligently working to prepare Champion for these events. Even in tough economic times, it is important to position a Company for the future.  We continue enhancing our operations through equipment additions and upgrades, as well as pursuing additional growth opportunities through product offerings and integrated alliances.”

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion also publishes The Herald-Dispatch daily newspaper in Huntington, WV with a total daily and Sunday circulation of approximately 26,000 and 31,000, respectively. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee); Blue Ridge Printing (North Carolina) and Champion Publishing (West Virginia, Kentucky and Ohio).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three months ended October 31,		Year ended October 31,
	2008	2007	2008	2007
Printing	$25,432,000	$25,828,000	$102,206,000	$101,653,000
Office products & office furniture	13,225,000	12,929,000	41,540,000	41,449,000
Newspaper	4,747,000	2,540,000	18,939,000	2,540,000
Total revenues	$43,404,000	$41,297,000	$162,685,000	$145,642,000

Net income	$2,282,000	$2,391,000	$6,022,000	$6,080,000

Per share data:
Net income
Basic	$0.23	$0.24	$0.60	$0.61
Diluted	$0.23	$0.24	$0.60	$0.60

Weighted average shares outstanding:
Basic	9,988,000	9,963,000	9,986,000	9,957,000
Diluted	9,988,000	10,064,000	10,024,000	10,103,000

	As of October 31, (in millions)
	2008	2007
Current assets	$38.5	$43.0
Total assets	$141.2	$149.2
Current liabilities	$16.2	$17.7
Total liabilities	$89.3	$100.5
Shareholders’ equity	$51.9	$48.7

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492